EX-99.(p)(iii)

K2 Advisors, L.L.C.

K2/D&S Management Co., L.L.C.

Code of Ethics

and

Policy on Personal Securities Transactions
and Insider Information

September 2013

ii

7.5 Effective Date of the Code	20
APPENDIX A - Definitions
EXHIBIT A – FTT Website Information
EXHIBIT B – Covered Transaction Pre-Approval Form
SCHEDULE 1 – Checklist for Investments in Limited Offerings
EXHIBIT C – Restricted List Security Disposition Certification and Consent
EXHIBIT D – Managed Account(s) Disclosure
EXHIBIT E – Outside Business Activity Pre-Approval Form
EXHIBIT F – Anticorruption Policy
EXHIBIT G – Anticorruption Due Diligence Procedures
EXHIBIT H – Anticorruption Policy Acknowledgement

iii

1. Code of Ethics

K2 Advisors, L.L.C., a Delaware limited liability company, and K2/D&S Management Co., L.L.C. (collectively, “K2”), an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”),1 adopt this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”).  Terms that are underlined and capitalized are defined in Appendix A in a manner consistent with their definitions under Rule 204A-1 of the Advisers Act (the “Advisers Act Code of Ethics Rule”), Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act Code of Ethics Rule”) and the other federal securities laws. Since K2 is the investment adviser to the Franklin K2 Alternative Strategies Fund, a registered investment company (the “Registered Fund”), K2 is required to provide a report to the Registered Fund’s Boards of Directors, at least annually, certifying that it has procedures in place designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

As a general rule, this Code is applicable to all employees (“Employees”), managers and officers of K2 and certain affiliates (each, an “Access Person”).2

The Code governs, among other things, K2’s Access Persons’ personal securities transactions, establishes a code of business conduct, and contains K2’s policies regarding insider trading, gifts and anticorruption.

Each Access Person is required to read the Code and provide the Employee Acknowledgement Form contained in Exhibit A to K2’s Compliance and Supervisory Procedures Manual, which incorporates this Code, upon hire and annually thereafter, certifying, among other things, that he or she has complied with the provisions and reporting requirements of the Code and any amendments thereto.  Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Any Access Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact K2’s Chief Compliance Officer.

1.1 Access Person

The Advisers Act Code of Ethics Rule defines “access persons” as any supervised persons who have access to nonpublic information regarding any clients’ purchase or sale of securities, have access to nonpublic information regarding the portfolio holdings of any Reportable Fund or are involved in making securities recommendations to clients or

1 K2 has determined to rely on American Bar Association, Business Law Section, SEC No-Action Letter (pub. avail. January 18, 2012).  Accordingly, K2/D&S Management Co., L.L.C. filed a Form ADV amendment listing itself as the “filing adviser” and K2 Advisors, L.L.C. is listed as a “relying adviser.”  K2 has determined that its non-U.S. subsidiaries do not need to register as investment advisers under the Advisers Act because they do not provide investment advice.

2 For avoidance of doubt, this Code of Ethics applies to all employees of K2 Advisors Limited, K2 Advisors Japan Ltd., and K2 Advisors Hong Kong Limited.

have access to such recommendations.  Because all employees, managers and officers of K2 and all of its affiliates may at some time have access to or obtain investment information, K2 currently designates all such persons as Access Persons subject to all requirements of the Code, unless determined otherwise by the Chief Compliance Officer.

The 1940 Act Code of Ethics Rule defines “access persons” as any Advisory Person of a Fund or its investment adviser.  A Fund is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”).  An Advisory Person of a Fund or its investment adviser is any director, officer, general partner, or employee of the Fund or investment adviser (or of any company in a control relationship with either entity) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.   If the investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons.   This Code applies to a Fund Advisory Person only to the extent that such Advisory Person is an Employee of K2.  A Fund will also maintain a Code of Ethics to which Employees and/or Access Persons of K2 may also be subject to the extent they serve as officers or directors (or similar position) of the Fund.

1.2 Standards of Business Conduct

All Access Persons are required to adhere to the following standards of business conduct:

•	Access Persons have a duty of loyalty to K2’s clients. Access Persons must act in the best interests of K2’s clients and always place K2’s clients’ interests first.

•	Access Persons must comply with all applicable federal securities laws

•	Access Persons must always observe the highest standards of business conduct and act in accordance with all applicable laws, rules, and regulations.

•
Access Persons must avoid actions or activities that allow (or appear to allow) them or their Family Members to profit or benefit from their relationships with K2 and its clients, or that bring into question their independence or judgment.

•	Access Persons must report any violations of this Code promptly to the Chief Compliance Officer.

These general standards shall apply to all conduct, whether or not such conduct is covered by more specific standards or procedures set forth below.

2. Personal Securities Transactions

2.1 Reporting Requirements

As an Access Person, you are required to report (a) Initial and Annual Holdings and (b) Quarterly Transactions, as described below, in any Reportable Securities or Covered Securities in which you or any of your family members has any direct or indirect Beneficial Ownership.

Currently, Access Persons are required to report this information through a web-based personal securities transaction reporting system, described in more detail in Exhibit A hereto.  For each reporting period, Access Persons are required to log in to the system and provide the information described below and confirm that they have reported all Reportable Securities and Covered Securities holdings, transactions and accounts required to be reported pursuant to this Code and that such holdings and transactions do not violate the Code. If an Access Person has had no transaction activity in any given quarter, he or she is still required to log into the system and confirm that there has been no activity.

Access Persons may not maintain a securities, commodities or futures account at any broker, dealer, bank or investment adviser without reporting to K2.  As part of an Access Person’s initial, annual and quarterly reporting obligations described below, an Access Person must report the opening of any securities or brokerage accounts during the time period.

(a)
Initial and Annual Holdings Reports: All Access Persons are required to report brokerage accounts and current securities holdings (subject to Code requirements) in which the Access Person has any direct or indirect Beneficial Ownership within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter.  K2 requires that annual reports be submitted not later than 25 days after the calendar year end and the information contained in the annual report must be current as of December 31 of the prior year.  This information is required by federal law to be submitted no later than 45 days after the calendar year end (February 14th). The holdings report must contain the following:

a)           title and type of security;

b)	as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security and/or Covered Security;

d)           name of the broker-dealer or bank that maintained the account;

e)	name of private investment fund or Limited Offering (e.g., participation in hedge funds (including K2 Private Funds), private investment funds and other private placements) invested in, if any;

f)
the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date of employment; and

f)           the date the report is submitted by the Access Person.

(b)
Quarterly Transactions Reports: K2 requires that all Access Persons report on a quarterly basis not later than 25 days after the calendar quarter end any transaction in a Reportable Security and/or Covered Security (as defined herein) over which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership.  This information is required by federal law to be submitted no later than 30 days after the end of a calendar quarter.  If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.  A record of every transaction in a Reportable Security and/or Covered Security is required to be maintained with the following information:

a)	title and exchange ticker symbol or CUSIP number;

b)	number of shares and principal amount of the security involved;

c)	interest rate and maturity date (if applicable);

d)	date of the transaction;

e)
nature of the transaction (purchase, sale or any other type of acquisition or disposition; purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security and the purchase or sale, transfer or redemption of an interest in a K2 Private Fund);

f)	price at which the trade was effected;

g)	name of the broker, dealer or bank that executed the transaction;

h)	name of private investment fund or any Limited Offering purchased or sold, if any; and

i)	the date the report is submitted by the Access Person.

In addition, if during the quarter an Access Person establishes a new account in which any securities are held for his or her Beneficial Ownership, the Access Person must provide the following information as part of his or her quarterly report:

a)           name of the broker, dealer or bank with whom the Access Person established the account; and

b)           the date the account was established.

Certain types of securities are not currently considered Reportable Securities under K2 policy (as defined below) or are excepted from the reporting requirements by Rule 204A-1(b)(3) and therefore are not required to be reported.  These include (i) direct obligations of the U.S. government, (ii) money market funds, (iii) High Quality Short-Term Debt Instruments, (iv) shares of open-ended mutual funds (unless K2 or an affiliate serves as investment adviser to such fund), (v) transactions effected pursuant to an automatic investment plan,3 and (vi) purchases or sales effected for any account over which you have no direct or indirect influence or control over the investment activity of the account.4  For clarity, Rule 204A-1(b)(3) does consider open-end exchange traded funds (“ETFs”) that are registered investment companies to be exempt from reporting requirements. However, K2 policy requires pre-clearance of all ETFs as described below.

In addition, certain types of securities are excepted from the reporting requirements by Rule 17j-1(a)(4) and therefore are not required to be reported.  These include (i) direct obligations of the U.S. government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by open-end Funds (other than the Registered Fund).

Note: 401(k) Transactions:  You are required to report holdings and all transactions (including exchanges and transfers) in Reportable Securities and Covered Securities within your 401(k) plan, but not transactions effected pursuant to automatic investments.

2.2 Pre-Approval of Certain Investments

a)      Pre-clearance through FTT Required for Listed Securities

All Access Persons and their Family Members are subject to the following pre-approval requirements:

Reportable Securities and Covered Securities (as defined below) are subject to preclearance through the use of Financial-Tracking.  Access Persons seeking to engage in transactions on behalf of themselves and in which they have any direct or indirect Beneficial Ownership in Reportable Securities and/or Covered Securities must first obtain compliance approval through Financial-Tracking.  Approval must be obtained on the date of execution, but prior to placing of an order.  If an Access Person is unable to execute the approved transaction on the date approval was granted, he or she must request approval anew in order to execute the intended transaction.

3 For sales of stocks from SPP or DRIPs (each as defined in this Code), please notify the Chief Compliance Officer in writing of sale and include transactions in any reports.

4 For such transactions, the certification provided in Exhibit E and described in Section 2.5 must be provided to the Chief Compliance Officer.

Reportable Securities and Covered Securities include the following:

•	notes,
•	stock,
•	treasury stock,
•	bonds,
•	debenture,
•	security futures,
•	exchange-traded funds (ETFs) including open-end registered investment companies,
•	exchange trades notes (ETNs) including open-ended registered investment companies,
•	evidence of indebtedness,
•	certificate of interest or participation in any profit-sharing agreement,
•	collateral-trust certificate,
•	preorganization certificate or subscription,
•	transferable share,
•	investment contract,
•	voting-trust certificate,
•	certificate of deposit for a security,
•	fractional undivided interest in oil, gas, or other mineral rights,
•
any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof),

•	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency,
•	any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing
•	or, in general, any interest or instrument commonly known as a “security.”

Futures contracts (other than security futures) and options on futures contracts (other than options on security futures) are not within the jurisdiction of the SEC and may be traded without pre-approval or reporting.

 b) Pre-approval required for Covered Transactions

Interests in the following investments may be purchased, sold, transferred or redeemed (each a “Covered Transaction”) by Access Persons and their Family Members only with the prior written approval of Chief Compliance Officer.

•	K2 Private Funds
•	Limited Offerings
•	Initial Public Offerings (“IPOs”)

Before purchasing, selling, transferring or redeeming any of the investments listed above, an Access Person must complete and submit the Covered Transaction Pre-approval Form, which is attached hereto as Exhibit B.  If the Access Person is seeking pre-approval of a Limited Offering, other than a K2 Private Fund, the Access Person must also complete and submit to the Chief Compliance Officer Schedule 1 to Exhibit B, which requires the approval of the Chief Operating Officer and both of the Founding Managing Directors.  If the Access Person is seeking pre-approval of a transaction in the Dexion Fund, the Access Person must also complete and submit Schedule 2 to Exhibit B and abide by the additional restrictions contained in Section 2.4 below with respect to transactions in the Dexion Fund.

2.3 Minimum holding/Waiting periods

Except as described below, Reportable Securities and Covered Securities that are subject to the preclearance requirements set forth in Section 2.2(a) are also subject to a minimum holding period of 30 calendar days.  For clarity, this 30 day trading prohibition applies: (i) when buying and selling the same security prior to the expiration of 30 calendar days; and (ii) when selling then buying the same security prior to the expiration of a 30 day waiting period.

An exception to the minimum holding/waiting period is with respect to transactions in exchange-traded funds (“ETFs”) or exchange trades notes (“ETNs”).  Transactions in ETFs and ETNs require pre-clearance through Financial Tracking, however are not subject to the minimum holding/waiting period of 30 calendar days.

An exception to the minimum holding/waiting period is with respect to securities purchased within the holding/waiting period where the value of the security has fallen more than 10% since purchase.

In certain other limited instances, the minimum holding/waiting period may be waived at the discretion of the Chief Compliance Officer or their designee.  Such waiver, if granted, must be provided in writing.

2.4 Restricted List

Section 4 of this Code contains K2’s policy with respect to insider trading, which is designed to prevent the misuse of Material, Non-Public Information (as described in Section 4.1) by its employees.  As a manager of funds of hedge funds, K2 conducts ongoing due diligence and monitoring of the underlying hedge funds in which K2 funds invest, involving frequent contact with underlying hedge fund managers.  In connection therewith, K2 Access Persons could potentially come into contact with Material, Non-Public Information relating to the publicly traded securities of investment managers of any hedge fund in which a K2 fund invests.  Therefore, K2 will restrict Access Persons from trading in the publicly traded securities of investment managers of any hedge fund in which a K2 fund invests.  Additionally, K2 will add to the restricted list any publicly traded securities for which it has been determined that K2 is in possession of Material, Non-Public Information. K2 also from time to time may obtain information regarding underlying managers’ investment plans with respect to certain securities.  Such information may not necessarily be considered Material, Non-Public Information, but should an Access Person trade on such information such actions could be considered front-running.  As such, Access Persons that come in contact with such information should notify Legal/Compliance who in their discretion may add the identified security to the restricted list. K2’s Legal/Compliance team will maintain the restricted list identifying such restricted securities which will be made available to all employees.  Access Persons are prohibited from purchasing or selling any securities identified on the restricted list.  K2’s Legal/Compliance team will ensure that the current Restricted List is always available to employees on the K2 Intranet at: http://k2intranet/ and will email the restricted list to all Access Persons whenever there is a change to the restricted list.

Access Persons who hold securities that have been placed on the restricted list subsequent to purchase by the Access Person (or who held such securities at the time of hire) may hold such securities.  Prior to selling such securities, an Access Person will be required to complete the Restricted List Security Disposition Certification and Consent attached as Exhibit C and obtain the written pre-approval of the Chief Compliance Officer for such sale.

2.5 Managed Accounts

Notwithstanding the foregoing, Access Persons are not subject to the reporting requirements, pre-approval requirements or restricted list prohibitions contained in Sections 2.1 through 2.4 of this Code with respect to transactions effected for, and securities held in, any account in which all investment decisions are made by an independent investment manager, and neither the Access Person nor any Family Member has any direct or indirect influence or control over the investment decisions (for example, such investment manager has a general written power of attorney on file to trade for the Access Person’s or Family Member’s account).

To avoid even the appearance of impropriety, such accounts must be established and maintained such that there is no direct communication between the Access Person and the independent investment manager regarding any specific transactions.  An Access Person who chooses to rely on this exception must complete, sign and return to the Chief Compliance Officer the Managed Account(s) Disclosure attached as Exhibit D and provide the Chief Compliance Officer with either a copy of the agreement governing such account or a written representation from the independent investment manager that the Access Person is not consulted regarding any specific transactions in the account.

2.6 Confidentiality

K2 will endeavor to keep all reports of personal securities transactions, holdings and any other information filed pursuant to this Code confidential.  Access Persons’ reports and information will be limited to appropriate K2 personnel (General Counsel, Chief Compliance Officer, Compliance Officer, Senior Management, and/or other legal, compliance or IT personnel with a legitimate business purpose to access such information) and personnel of the third party compliance website provider; provided, however, that such information also may be subject to review by legal counsel, government authorities, K2 clients or others if required by law or court order.

3. Regulatory Issues

3.1 Fraud

The Securities and Exchange Commission (“SEC”) considers it a violation of general antifraud provisions of federal securities laws whenever an investment adviser, such as K2, engages in fraudulent, deceptive or manipulative conduct.  Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security:

•	employ any device, scheme or artifice to defraud;

•
make any untrue statement of a Material (as described in Section 4.1) fact or omit to state a Material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which would operate as a fraud or deceit; or

•	engage in any manipulative practice.

3.2 Failure to Supervise

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or an Access Person who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

a)
there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

b)
such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

4. Conflicts of Interest

As a fiduciary with respect to client assets, K2 cannot engage in activities that would result in conflicts of interest. Access Persons cannot cause or attempt to cause K2’s clients to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person.  No Access Person shall recommend any securities transactions for K2’s clients without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

•	his or her direct or indirect beneficial ownership of any securities of such issuer;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of K2 and its clients.  When Access Persons invest for their own accounts, conflicts of interest may arise between a K2 client’s and an Access Person’s interests.  These conflicts may include:

•	taking an investment opportunity from a K2 client for an Access Person’s own portfolio;

•	using an Access Person’s advisory position to take advantage of available investments; or

•	taking advantage of information or using a K2 client’s portfolio assets in order to effect the market in a way that benefits an Access Person.

4.1 Insider Information

The Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Advisers Act require K2 to establish, maintain and enforce written policies and procedures designed to prevent the misuse of Material, Non-Public Information by its officers and employees.  Among these policies and procedures are ones that restrict access to files likely to contain Non-Public Information, that provide for continuing education programs concerning insider trading, that require restricting or monitoring trading in securities about which Access Persons might possess Non-Public Information, and that require monitoring and reviewing trading for K2 and Access Persons.

K2 considers information “Material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  Information is considered “Non-Public” when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses or similar publications or sources). Information regarding any K2 client’s portfolio, including any security holdings or transactions (including holdings of and transactions by underlying funds) of any K2 client, and information contained in K2 analyst reports is considered Non-Public.  Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).  Any Access Person who believes he or she may possess Material, Non-Public Information must immediately report the possession of such information to the Chief Compliance Officer or General Counsel.

K2 generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of Material, Non-Public Information.  Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

Access Persons may not purchase or sell a security, commodity or futures contract on the basis of Material, Non-Public Information.  Tipping of Material, Non-Public Information is PROHIBITED.  An Access Person may not tip a trade, either personally or on behalf of others, while in possession of such information.

4.2 Use of Non-Public Information Regarding a K2 Client

No Access Person shall:

•
Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any Non-Public Information regarding any K2 client’s portfolio, including any security holdings or transactions (including underlying funds) of any K2 client, any security recommendation made to a K2 client, and any security transaction by or under consideration by or for a K2 client, including information about actual or contemplated investment decisions.

•	Engage in Front-Running. “Front Running” involves trading ahead of a K2 client order in the same security on the basis of Non-Public Information regarding impending market transactions.

•
Engage in Scalping.  “Scalping” occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying that security for K2 clients and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

•	Use any Non-Public Information regarding any K2 client portfolio in any way that might be contrary to, or in competition with, the interest of such K2 client.

•	Use any Non-Public Information regarding any K2 client in any way for personal gain.

4.3 Outside Business Activities

Engaging in business activities outside of service with K2 can create a conflict of interest for employees of K2.  In addition, certain provisions of the Advisers Act are applicable to both registered and unregistered investment advisers, which may include persons who hold themselves out to be “investment advisers.”  As such, it is the policy of K2 that no employee is permitted to hold himself/herself out as providing personal investment or financial advice to K2 clients or prospective clients except through his or her employment with K2.  Failure to make such distinction may subject the employee to the registration provisions of Section 203 of the Advisers Act.

Each Access Person must obtain prior written approval from the Chief Compliance Officer with respect to outside business activities – other than service with K2 Advisors, L.L.C. and K2/D&S Management Co., L.L.C or K2 affiliates.  Prior to engaging in such activities, an Access Person must complete and submit to the Chief Compliance Officer the Outside Business Activity Pre-Approval Form attached as Exhibit E.  Such approval, if granted, may be given subject to restrictions or qualifications and is revocable at any time.

Examples of activities requiring prior written approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity other than K2 Advisors, L.L.C. or K2/D&S Management Co., L.L.C. or their affiliates.  Approval is generally not given for requests to serve as an officer, director, partner, consultant or employee of another business organization.

5. Foreign Corrupt Practices Act / Anticorruption

5.1 General Policy

As a result of its business activities in the international market, K2 is subject to various laws that prohibit the bribery of foreign public officials.  These include the United States Foreign Corrupt Practices Act (“FCPA”) as well as similar laws that have been enacted in many other countries, including the United Kingdom (including the Bribery Act 2010 (“Bribery Act”)), and the member states of the European Union and of the Organization for Economic Cooperation and Development.  The FCPA prohibits payments and promises or offers to pay money and other “things of value” to influence officials of governments outside the United States.

All contacts with government officials by K2 and those acting on K2’s behalf must be completely lawful, ethical and beyond reproach.  To that end, K2’s Anticorruption Policy, attached as Exhibit F, prohibits all bribes, kickbacks, financial or other advantage or any other inducements to anyone, including Government Officials (as defined below), designed to influence sales, obtain favorable business arrangements, improper performance by anyone of their function or duties (whether public or private/commercial in nature), or other improper advantage.

With the exception of certain modest gifts or meals and entertainment that are reasonable and not lavish or extravagant, K2 personnel may not offer or provide, directly or indirectly, anything of value to any person with whom they are in contact in relation to business.  All such gifts, meals and entertainment must be dealt with in strict compliance with the Gift Policy in Section 6 below and the Anticorruption Policy in Exhibit F.

For purposes of this Code, a “Government Official” is any officer, employee, agent, representative or other person acting on behalf of:

•	a national, state, provincial or local governmental body, department or agency, a political party, candidate for political office or a political action committee;

•
an entity owned or controlled by any national, state, provincial or local government, including any entity engaged in ordinary commercial activity (including, for example, a sovereign wealth fund or a Government pension scheme); and

•	a public international organization, such as the United Nations, UNESCO, the World Bank, the International Monetary Fund, the Asian Development Bank, or similar institution.

K2’s Gift Policy, discussed below in Section 6, contains specific provisions relating to Government Officials.  As a general matter, the Gift Policy permits gifts and entertainment of Government Officials so long as: (i) it is pre-approved by the Legal/Compliance team; (ii) it is not lavish or excessive in value; (iii) it is consistent with local law, custom and practice; and (iv) it would not be construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage.

Any request by a Government Official attempting to obtain money, goods or other things of value from K2 in exchange for the wrongful use of the Government Official’s position or as a condition to perform certain duties the Government Official is normally obligated to or authorized to perform must be reported immediately to the Legal/Compliance team.

5.2 Dealings With Consultants, Agents, and Other Intermediaries.

As previously noted, the FCPA, the Bribery Act and K2’s Anticorruption Policy prohibit the giving or offering of improper payments or other advantage both directly and indirectly.  K2 and its employees may violate the FCPA and/or the Bribery Act if they know – or are legally deemed to know – that improper payments or other advantage are being made on K2’s behalf through third parties.  Under the FCPA, a person may be deemed to “know” of improper payments even without actual knowledge of such payments, where that person knows of facts suggesting a high likelihood that such payments are being made.  Under the Bribery Act, K2 may be liable for any improper payments or other advantage, financial or otherwise, offered, promised or given to someone by anyone associated with or performing services for K2, even if no one at K2 approved or knew of the offer, promise or gift.  To ensure compliance with the provisions of the FCPA and the Bribery Act, K2 and its employees must exercise caution in these matters, particularly in dealing with consultants, agents, and other intermediaries that may interact on behalf of K2 with Government Officials (collectively, “Representatives”).  One of the highest corruption risk areas often involves the activities of a Representative in a country where payments or other practices prohibited under the FCPA and the Bribery Act may be prevalent.

K2 has adopted due diligence procedures (see Exhibit G) which must be followed prior to engaging such Representatives, and will provide training to employees on these procedures.

5.3 Annual Certification of Compliance by Company Personnel

All K2 officers, directors and employees must acknowledge their understanding of and their compliance with the Anticorruption Policy on an annual basis by signing the Employee Acknowledgement Form to K2’s Compliance and Supervisory Procedures Manual, attached as Exhibit A to that Manual, which includes a representation regarding compliance with the Anticorruption Policy.

Where there is evidence of a violation of law, K2 may report that evidence to appropriate government authorities.  Violations of the FCPA and/or the Bribery Act can result in criminal prosecutions with severe consequences to K2 and individuals involved.  The following maximum penalties can apply to a single violation of the FCPA’s anti-bribery prohibitions: (a) fines of up to $2,000,000 for corporations, or twice the benefit sought to be obtained through the unlawful conduct; (b) fines of up to $100,000 for individuals and/or imprisonment for not more than five years per willful violation; or (c) civil fines of up to $10,000 for individuals.  A violation of the Bribery Act can result in a prison sentence of up to 10 years for the individual(s) concerned and unlimited fines.  The laws of other nations impose similar criminal penalties on individuals who violate the anticorruption laws. Violation of the FCPA’s books and records provisions may carry even greater penalties.  K2 will not reimburse a fine paid by an employee.

6. Gift Policy

The giving of business gifts is a customary way to strengthen business relationships.  However, U.S. federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to Governmental Officials as defined in Section 5.1 above.  Apart from these legal restrictions, the giving and receiving of gifts can create the appearance of potential conflicts of interest.  Any giving or receiving of gifts by K2 and its employees must be in compliance with the policy below as well as the Anticorruption Policy described above in Section 5 and attached as Exhibit F hereto.

6.1 General Policy

The term “gifts” encompasses a wide range of gifts, benefits, compensation or consideration including, without limitation, tickets to sporting events, golf, theater events and concerts, plane tickets, clothing, watches and jewelry, sports equipment and memorabilia, food, alcohol and cash/gift cards.

Employees must observe the following guidelines when giving or receiving gifts:

•	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;

•	All gifts and/or entertainment, given or received, must be permitted by law and permitted by the third party’s own policies;

•
Never offer or accept extravagant or excessive entertainment to or from a current or prospective investor, consultant, third party marketer, or fund manager, regardless of whether K2 has an investment relationship with such person or entity;

•	Never offer or accept cash gifts or cash equivalents;

•	Never offer anything of value to a third party to influence or reward action;

•	No entertainment or hospitality should be provided without a relevant K2 representative being present;

•	A business courtesy such as a gift or entertainment should never be offered or accepted under circumstances that might create the appearance of an impropriety; and

•	Never offer or accept a gift if public disclosure of the gift would be embarrassing to K2 or the third party.

6.2 Gifts and Political Contributions to Government Entities or Officials

Providing or receiving meals, entertainment, contributions or other gifts to or from a U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity) may constitute a violation of federal, state or local ethical statutes, regulations or bribery laws, even in the absence of any intent to influence the Government Official.  In addition, in July of 2010, the SEC adopted Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play” rule), which is effective as of September 13, 2010.5  Among

5 Although the “pay-to-play” rules are effective as of September 13, 2010, K2 is not required to be in compliance with the rules until March 13, 2011 (or September 13, 2011 in the case of the rules addressing third-party solicitors).  Pre-approval for gifts to government officials or entities prior to March 13, 2011 was in the discretion of the Chief Compliance Officer.

other things, the rule would prohibit K2 from receiving compensation for providing advice to a government entity for two years after a contribution to an official of the government entity by K2 or certain of its employees.

Rule 206(4)-5(d) also prohibits K2 and its employees from doing anything indirectly that, if done directly, would violate other provisions of the Rule.

In addition, Rule 206(4)-5 prohibits K2 or its employees from coordinating or soliciting any person or political action committee to make (i) any contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where the adviser is seeking to provide advisory services to a government entity.  This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.

Given the harsh penalties for payments to Government Officials, any gifts given to or received from a Government Official as widely defined under Section 5.1 above (including political or campaign contributions to any federal, foreign, state or municipal candidate, political party, or political action committee) by K2 or an Access Person require the prior approval of the Chief Compliance Officer as outlined in Section 6.4.

In reviewing any such proposed gift, the Chief Compliance Officer may consult with outside counsel to determine whether and to what extent K2 and its personnel may give or receive such gifts.

Please note that while all such gifts and contributions to Government Officials are subject to pre-approval in the discretion of the Chief Compliance Officer, K2 and its Access Persons are generally prohibited from making (and the Chief Compliance Officer will not approve) political or campaign contributions to any state, local or municipal official or candidate, except that Access Persons will generally be permitted (subject to pre-approval) to make de minimis contributions not exceeding $350 to local or municipal political officials or candidates for whom the individual is entitled to vote.6

6.3 ERISA Plans

ERISA prohibits fiduciaries from receiving any consideration in connection with a transaction involving the assets of an ERISA plan.  Section 4975 of the Internal Revenue Code of 1986 contains a similar prohibition.  Case law on the application of these and related provisions is not well-developed.  Therefore, in addition to the usual requirements involving gifts and entertainment, K2 and Employees should normally avoid giving or accepting gifts that relate to accounts that are employee benefit plans or funds that are

6 Contributions to primary and general elections are not aggregated for purposes of the de minimis exception.

subject to ERISA (“ERISA Accounts”) or to individual retirement accounts (“IRAs”) and avoid all but routine entertainment for such accounts.

With respect to clients that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, K2 must file Department of Labor Form LM-10 if K2 provides anything of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan such as union officials or union-appointed trustees) in excess of $250 per union or person per year.  In addition, certain states and other jurisdictions have their own dollar amount limitations and other restrictions in relation to gifts to, among others, city, county, state, union, or pension employees.

6.4 Pre- Approval and Reporting

(a)	Pre-approval: The prior approval of the Chief Compliance Officer will be required with respect to the giving or receiving by K2 or an Access Person of any of the following categories of gifts:

(i)	any gift with a value of $500 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person);

(ii)
any gift given to or received from a Government Official (including political or campaign contributions7 to any federal, foreign, state or municipal candidate, political party, or political action committee);

(iii)	any gift relating to ERISA Accounts or IRAs;

(iv)	any charitable contributions made on behalf of K2;8

(v)	any gift given to private-sector unions, 527 plans, union officials or pension or other employee benefit plans sponsored by such unions or persons associated with the union or plan; or

7 “Contribution” is defined to mean any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election, or (iii) transition or inaugural expenses of the successful candidate for state or local office.  For this purpose, K2 will also treat contributions to political action committees and political parties as “contributions” for purposes of the rule.

8 Charitable contributions may only be made to non-profit organizations that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.  Such organizations must provide K2 with evidence of their exempt status prior to K2’s making a charitable contribution.

(vi)	any other gift that may be reasonably be seen as creating the appearance of impropriety or violating K2’s general policy with respect to gifts noted above.

The Chief Compliance Officer has absolute discretion to deny approval of any gift and will maintain a log of all such gifts and entertainment.

(b)
Reporting:  If you are unable to confirm that any individual is not a “Government Official,” as defined in Section 5.1 above, you should seek assistance from the Chief Compliance Officer.  With regard to any such gift or entertainment, the Chief Compliance Officer will review with the marketing department their marketing plans and consult with outside counsel to determine whether and to what extent K2 and its personnel may give, provide or receive such gifts or entertainment.

all Employees are required to complete a “Gifts and Entertainment Report” not later than 25 calendar days after quarter end, reporting all gifts and entertainment given and received by the Employee for that quarter:

(i)	with a value of $100 or more (measured per item, or, in the case of group dinners or tickets to sporting events and the like, measured per person);

(ii)
without regard to value, any item or contribution (as defined in footnote 7) given to or received by a Government Official as widely defined under Section 5.1 above (including political or campaign contributions to any federal, foreign, state or municipal candidate, political party, or political action committee);

(iii)	any charitable contributions with a value of $5,000 or more (per charity on an annual basis);

(iv)	any gift relating to ERISA Accounts or IRAs; and

(v)	any gift given to private-sector unions, union officials or pension or other employee benefit plans sponsored by such unions or persons associated with the union or plan.

This report must be provided to the Compliance Officer not later than  25 days after the calendar quarter end, through the web based reporting system at www.financial-tracking.com. The report must include:

•	The recipient’s name;

•	The name of the individual or firm who gave the gift or entertainment;

•	A description of the gift or entertainment;

•	The date of the event or when the gift or entertainment was received by the recipient;

•	Whether the provider of the gift or entertainment attended the event with the recipient (note that no entertainment or hospitality should be provided without a K2 representative’s being present);

•	Estimated value of the gift or entertainment;

•	A description of all airfare paid for by third parties;

•	A description of all paid meals accepted by a recipient from K2 and its Employees;

•	Whether the recipient reimbursed K2 for the gift or entertainment and the amount of the reimbursement, if any; and

•	Documentation of any reimbursement.

7. Enforcement of the Code

7.1 Monitoring Compliance with the Code

The K2 Legal/Compliance team will provide each Access Person with a copy of the Code upon hire and at least annually thereafter and will provide each Access Person any material amendments thereto when adopted;

The K2 Legal/Compliance team will monitor compliance with the provisions of the Code and the Chief Compliance Officer will report to Senior Management as described in Section 7.3.  On a periodic basis, the K2 Legal/Compliance team will conduct forensic testing or auditing of reported personal securities transactions and gift reporting to ensure compliance with K2’s policies and will report the results to the Chief Compliance Officer.  Before determining that a person has violated the Code, the Compliance Officer must give the person an opportunity to supply explanatory material.

If a securities transaction of the Chief Compliance Officer is under review or consideration, K2’s General Counsel will act as the Alternate Compliance Officer for purposes of this Section 7.1.

7.2 Code Violations

If any of the provisions of the Code are violated, including late reporting, K2 has the right to impose one or more of the following penalties as it may deem appropriate:

•	verbal warning;

•	censure;

•	notification of one of K2’s founding Managing Directors of the violation;

•	suspension of authority to act on behalf of K2 as a manager or an officer, if applicable; or

•
recommendation of specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of bonuses, disgorgement of profits, imposition of fines and/or termination of employment at K2.

If appropriate, K2 will report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before K2’s Senior Management.

7.3 Annual Reports to Senior Management

At least annually and generally in connection with the annual review, the Chief Compliance Officer will provide written reports to senior management describing any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s).  If applicable, the report may discuss any changes that the Chief Compliance Officer believes should be made to the Code.  The Chief Compliance Officer may report to senior management more frequently as he or she deems necessary or appropriate, and shall do so as requested by senior management.

7.4 Specific Requirements with respect to the Registered Fund

Since K2 is the investment adviser to the Registered Fund, K2 is required to provide a report to the Registered Fund’s Boards of Directors, at least annually, certifying that it has procedures in place designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

Additionally, K2 must, at its principal place of business, maintain records in the manner and to the extent set out in Rule 17j-1(f) of the 1940 Act and set forth in Exhibit T hereto, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination.

7.5 Effective Date of the Code

The Code is effective as of the date set forth on the Code’s cover page and supersedes any prior versions of the Code.

APPENDIX A
Definitions
General Note

The definitions and terms used in the Code are intended to mean the same as they do under the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Investment Company Act of 1940, as amended (“1940 Act”), and the other federal securities laws.  If a definition hereunder conflicts with the definition in the Advisers Act, 1940 Act, or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act, 1940 Act, or other federal securities laws, as applicable.

Affiliated Fund means any investment company registered under the 1940 Act (other than a money market fund) for which K2 serves as investment adviser or sub-adviser.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities.  You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect Pecuniary Interest, as defined below.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case.  Key factors are the degree of your ability to exercise discretion to invest in, sell or exercise voting rights of the security, and your ability to benefit from the proceeds of the security.

Covered Security means a security as defined in Section 2(a)(36) of the 1940 Act,9 except that it does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end Funds.

9 Section 2(a)(36) of the 1940 Act defines “security” as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Family Member includes adoptive relationships and means any of the following persons who reside in your household:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Fund means an investment company registered under the 1940 Act.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognizes statistical rating organization (e.g., Moody’s Investors Service), or which is unrated but of comparable quality.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”) the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

K2 Private Fund is a private investment company advised by K2.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).  Limited Offerings include: transactions in securities, options, commodities or futures contracts that are not publicly offered or traded; participation in hedge funds (including K2 Private Funds); leveraged buy-out transactions; real estate offerings; private placements; and oil and gas partnerships or working interests; acceptance of offers of options or shares by personnel who serve on boards of directors; transactions involving real estate or agricultural land held for investment purposes, jointly or in partnership with another person; and investing in any other business whether or not related to Securities (e.g., fast-food franchises, restaurants, sports teams, etc.).

Pecuniary Interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your Family Members.  For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•           Your accounts or the accounts of Family Members;

•	A partnership or limited liability company, if you are or a Family Member is a general partner or a managing member;

•	A corporation or similar business entity, if you have or share, or a Family Member has or shares, investment control;

•	A trust, if you are or a Family Member is a beneficiary.

Related Person includes children under age 21, whether or not living with Access Person, the Access Person’s spouse, and family members or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible.

Reportable Fund means any fund for which K2 serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or any fund whose investment adviser or principal underwriter controls K2, is controlled by K2, or is under common control with K2.  Control has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. government; bankers’ acceptances; bank certificates of deposit; commercial paper; High Quality Short-Term Debt Instruments, including repurchase agreements; shares issued by affiliated or unaffiliated money market funds; or shares issued by open-end investment companies, other than Exchange Traded Funds, Exchange Traded Notes or Affiliated Funds.

EXHIBIT A

Financial Tracking, LLC
www.financial-tracking.com

K2 employees are required to file the following personal securities transactions and gift reports, as well as pre-clear certain securities transactions through the web based reporting system at www.financial-tracking.com:

Personal Securities Transaction
Preclearance of Transactions in Reportable Securities and Covered Securities
Quarterly Transactions Reporting
Initial & Annual Holdings Reporting

Gift & Entertainment
Quarterly Gift/Entertainment Reporting
Gift/Entertainment Pre-Approval Requests

K2 employees must have a user name and password to enter the site:

User Name:                      Your Full K2 Email Address
Password:                      As assigned by the Compliance Officer

Instructions for the site can be found on the K2 Intranet at: http://k2intranet/ under “User Guides”

Any specific questions should be directed to the Compliance Officer.

EXHIBIT B

K2 ADVISORS, L.L.C.
K2/D&S MANAGEMENT CO., L.L.C.

COVERED TRANSACTION PRE-APPROVAL FORM

The undersigned, an employee of K2/D&S Management Co., L.L.C., K2 Advisors, L.L.C. or an affiliate thereof (collectively, the “Adviser”), hereby certifies that I (i) have received and read my employer’s Code of Ethics – Policy on Personal Securities Transactions and Insider Information (the “Code”), (ii) understand the Code as it applies to me, and (iii) agree to abide in all respects with the terms of the Code.

Further, the undersigned, hereby requests pre-approval for a purchase, sale or transfer with respect to the following: (i) Initial Public Offering (IPO); (ii) Limited Offering (including participations in hedge funds, private investment funds, K2 Private Funds and other private placements, as further described in Appendix A); or (iii) Dexion Equity Alternative Limited, the details of which are below:

Name of Security	Number of Shares / Units	Price Per Share	Principal Amount (specify currency)	Nature of Transaction (Purchase, Sale, Other)	Dealer or Bank through whom effected	Proposed Date of Transaction

If this request is for purchase, sale or transfer of a Limited Offering (other than a K2 Private Fund), you must also complete Schedule 1 attached hereto and submit to the Chief Operating Officer and Chief Compliance Officer, along with this form, for approval.

If this request is for the purchase, sale or transfer of an interest in Dexion Equity Alternative Limited, you must also complete Schedule 2 attached hereto and submit to the Chief Compliance Officer, along with this form, for approval.

Employee Name

Employee Signature

Date

Authorized by Chief Compliance Officer (or Other Designated Approval Officer):

[_] NO	[_] Request for More information as specified below:
[_] YES	[_] With the following conditions:

______________________________________________________________________________

______________________________________________________________________________

________________________________
Chief Compliance Officer	Date

________________________________
Chief Operating Officer	Date

SCHEDULE 1
K2 ADVISORS, L.L.C.
K2/D&S MANAGEMENT CO., L.L.C.

Checklist for Investments in Limited Offerings (other than K2 private funds)

INSTRUCTIONS:  Print form, complete, sign and date and obtain signature of Chief Operating Officer (“COO”).  Submit completed form to Chief Compliance Officer (“CCO”).
-------------------------------------------------------------------------------

In considering requests by employees for approval of transactions in Limited Offerings (private placements), the COO and CCO may consult with the Head of Research, and other K2 employees as appropriate.  In deciding whether to approve the transaction, the CCO and the COO shall take into account, among other factors, (i) whether the investment opportunity should be reserved for a K2 fund or other client, and (ii) whether the investment opportunity is being offered to the employee by virtue of his or her position with K2.

IN ORDER TO EXPEDITE YOUR REQUEST, PLEASE PROVIDE THE FOLLOWING INFORMATION:

---------------------------------------------------------------------------------------------------------------------
NAME/DESCRIPTION OF PROPOSED INVESTMENT:

PLEASE ATTACH PAGES OF THE OFFERING MEMORANDUM (OR OTHER DOCUMENTS) SUMMARIZING THE INVESTMENT OPPORTUNITY, INCLUDING:

i)	Name of the partnership/hedge fund/issuer;
ii)	Name of the general partner, location & telephone number;
iii)	Summary of the offering, including the total amount the offering/issuer;
iv)	Percentage your investment will represent of the total offering;
v)	Plan of distribution; and
vi)	Investment objective and strategy.

PLEASE RESPOND TO THE FOLLOWING QUESTIONS:

A) Was this investment opportunity presented to you in your capacity as an employee of K2? If no, please explain the relationship, if any, you have to the issuer or principals of the issuer.

B) Is this investment opportunity suitable for any fund/client advised by K2?  If yes, why isn’t the investment being made on behalf of the fund/client?  If no, why isn’t the investment opportunity suitable for the fund/clients?

C) To the best of your knowledge, do any of the fund/clients that K2 advises presently hold securities of the issuer of this proposed investment (e.g., common stock, preferred stock,  corporate debt, loan participations, partnership interests, etc),? If yes, please provide the names of the funds/clients and security description.

D) Do you presently have or will you have any managerial role with the company/issuer as a result of your investment?  If yes, please explain in detail your responsibilities, including any compensation you will receive.

E) Will you have any investment control or input to the investment decision making process of the company/issuer?

F) Will you receive reports of portfolio holdings from the company/issuer? If yes, when and how frequently will these be provided?

REMINDER:  PERSONAL SECURITIES TRANSACTIONS THAT DO NOT GENERATE BROKERAGE CONFIRMATIONS (E.G., INVESTMENTS IN PRIVATE PLACEMENTS) MUST BE ENTERED INTO THE FIRM’S ONLINE PERSONAL TRADE REPORTING SYSTEM AND CONFIRMED NO LATER THAN 25 CALENDAR DAYS AFTER THE END OF THE CALENDAR QUARTER THE TRANSACTION TOOK PLACE.

Employee Name (Print)	Employee Signature	Date

APPROVAL

Chief Compliance Officer	Date

Chief Operating Officer	Date

Founding Managing Director	Date

Founding Managing Director	Date

EXHIBIT C

K2 ADVISORS, L.L.C.
K2/D&S MANAGEMENT CO., L.L.C.

Restricted List Security Disposition Certification and Consent

I certify that as an employee of K2/D&S Management Co., L.L.C., K2 Advisors, L.L.C. or an affiliate thereof (collectively, the “Adviser”), I (i) have received and read my employer’s Code of Ethics – Policy on Personal Securities Transactions and Insider Information (the “Code”), (ii) understand the Code as it applies to me, and (iv) agree to abide in all respects with the terms of the Code.

I further certify that in connection with the proposed sale of the security listed below, I, or my family member, am/is doing so pursuant to the Code, including the K2 insider trading policy, as described in the Code.

I further certify that I do not have any Material, Non-Public Information (as described in Section 4.1 of the Code) with respect to the security listed below.

I understand and acknowledge that a violation of the Code may subject me to disciplinary action up to and including termination of employment.

Name

Signature

Date

Please complete all of the following information and return to the Chief Compliance Officer:

Security Ticker Symbol

Name of Issuer

Proposed Date of Sale

Proposed Quantity of Shares

Proposed Dollar Amount of Sale

Authorized by Chief Compliance Officer (or Other Designated Approval Officer):

[_] NO	[_] Request for More information as specified below:
[_] YES	[_] With the following conditions:

______________________________________________________________________________

______________________________________________________________________________

Chief Compliance Officer                                                                                                Date

EXHIBIT D

K2 Advisors, L.L.C.
K2/D&S Management Co., L.L.C.

Managed Account(s) Disclosure

Employee Name

I hereby disclose the following managed account(s) described below (the “Account”).  The transactions in the Account are conducted solely in the discretion of my broker or investment adviser without my direct or indirect direction, influence or consent.  I expect to consult periodically with my broker or investment adviser regarding my general investment goals for the Account:

Name, Address and Phone Number of Firm Where Account is Maintained	Account Number(s)	Name(s) on the Account(s)

I hereby (i) confirm that I have instructed my broker or investment adviser that it should not consult me concerning specific transactions, (ii) state that I will not provide any direction or advice with respect to specific transactions, and (iii) confirm that I have provided the Chief Compliance Officer with either a copy of the agreement governing the Account or a written representation from my broker or investment adviser that I am not consulted regarding any specific transactions in the Account.  I also understand and agree that the Account remains, in all other aspects, subject to the current K2 Code of Ethics.

I further agree that if I wish to direct, influence or consent to specific transactions in securities for the Accounts, I shall comply with the current K2 Code of Ethics procedure, including without limitation, all transaction and holdings reporting requirements, insider trading prohibitions and the requirement that I obtain pre-trading authorization for certain transaction(s).

Employee Signature                                                                           Date

EXHIBIT E

K2 ADVISORS, L.L.C.
K2/D&S MANAGEMENT CO., L.L.C.

Outside Business Activity Pre-Approval Form

In accordance with Section 4.3 of the K2 Code of Ethics, all K2 employees must obtain the prior written approval of the Chief Compliance Officer before engaging in any outside business activities.* Such approval, if granted, may be given subject to restrictions or qualifications and is revocable at any time.

*Examples of outside activities requiring prior written approval include, but are not limited to, service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); any agreement to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; or any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity other than K2 or its affiliates.

Approval is generally not given for requests to serve as an officer, director, partner, consultant or employee of another business organization.

Please complete this form and submit to the Chief Compliance Officer.

A)           Nature of outside activity (include name and address of outside entity if applicable):

B)           Description of specific duties in outside position:

C)           Describe any potential conflicts of interest:

Employee Name

Employee Signature

Date

Authorized by Chief Compliance Officer (or Other Designated Approval Officer):
[_] NO	[_] Request for More information as specified below:
[_] YES	[_] With the following conditions:

____________________________________________________________________________________________________________________________________________________________

________________________________
Chief Compliance Officer	Date

EXHIBIT F

K2 ADVISORS, L.L.C.
K2/D&S MANAGEMENT CO., L.L.C.

Anticorruption Policy

K2 and its overseas subsidiaries, affiliates and agents (unless otherwise specified, collectively, the “Company”) are committed to conducting business in accordance with applicable law.  This is of the utmost importance to the Company and to its senior management.  Company employees throughout the world must comply with the laws of the countries in which they do business and with applicable U.S. laws and regulations.

In countries where the Company does business, as a general principle, it is unlawful to offer, pay or receive a bribe or other inducement designed to influence sales or obtain favorable business arrangements or other improper advantage.  Such payments or gifts are generally illegal whether made directly, or through another person or entity.

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits payments and promises or offers to pay money or other “things of value” to influence officials of governments outside the United States.  Similar laws have been enacted in many other countries, including member states of the European Union and the Organization for Economic Cooperation and Development.  Many such laws prohibit bribery of any person (anywhere in the world), not just Government Officials.

The United Kingdom’s Bribery Act, effective July 1, 2011, prohibits payments or offers of payment of anything of value, financial or otherwise, intended to cause any person in a position of trust or responsibility to act in breach of such duty, or, in the case of Government Officials, to influence the Government Official at all or as a reward for doing so.  The Bribery Act also prohibits the acceptance of such payments or advantages.  Although the FCPA relates only to payments to government officials, the Bribery Act also applies to transactions between private parties.

The Bribery Act requires K2 to conduct its worldwide operations as if they are subject to the Bribery Act, regardless of any actual connection of those operations to the United Kingdom.

THE POLICY

To ensure that the Company complies fully with these laws, all Company employees must be familiar with and follow the Anticorruption Policy.  Company employees are also required to ensure, as described in this policy and related materials, that any business relationships with agents, consultants, and joint venture partners will be in compliance with all laws designed to combat corruption in international business transactions.

In some cases, local laws or customs may be more restrictive than Company policies, or other laws that might apply.  Where such a conflict exists, you should follow the more restrictive local law, custom or policy.

Questions regarding the Anticorruption Policy should be directed to the Company’s General Counsel (or Chief Compliance Officer or their respective designees).  K2’s Legal/Compliance team may consult and rely upon the advice of outside counsel in making determinations under this policy.

I.           RULES

All Company employees must strictly observe the following rules.

1.           Use of Company Funds

Company employees may not use Company or personal funds for any purpose that would violate the laws or regulations of a country.

2.           Improper Payments to Third Parties

Company employees may not offer or provide or promise anything of value, directly or indirectly, to any person in a position of trust, or who is under a duty to act impartially or in good faith, in order to induce the person to violate that trust or duty in order to help the Company obtain or keep business with any party, or to receive any type of favorable treatment or other improper benefit, or as a reward for having done so.

Company employees may not offer or provide or promise anything of value, directly or indirectly, to any Government Official, as defined in Section 5.1 of the Code of Ethics, without the prior written approval of the Chief Compliance Officer.

“Anything of value” includes cash, gifts, meals, entertainment, charitable contributions, and services.  These prohibitions include payments made directly, as well as those made indirectly through agents, contractors or intermediaries, such as placement agents or finders.

Company employees should give enhanced scrutiny to any transaction which might be deemed a quid pro quo.  For example, a portfolio manager’s request to make a personal investment or for K2 to hire or provide an internship for a relative or friend, in each case as a condition to agreeing to such entity’s investment in a K2 portfolio.

3.           “Facilitating” Payments

This policy prohibits the offer, payment or receipt of “facilitating” or “grease” payments, that is, nominal payments or gifts made to expedite or secure performance of duties which a person is ordinarily expected to provide.

4.           Agents and Consultants

Company employees may not offer, make, or receive any payments prohibited by the Anticorruption Policy through any party retained, directly or indirectly, by the Company or any party performing services for or on behalf of the Company.

5.           Corporate Political Contributions

Without the prior written approval of the Chief Compliance Officer, no K2 funds, facilities, or services of any kind may be paid or furnished to any political candidate or prospective candidate for public office, to any political party, or to any political initiative, referendum, or other form of political campaign.  When any type of political contribution is being considered, the Company’s Chief Compliance Officer must approve the amount, timing and means of any such proposed contribution.  Any such contributions are also subject to Section 6.2 of this Code of Ethics.

6.           Books and Records

All payments made in the course of conducting Company business (whether from Company or personal funds), anywhere in the world, must be recorded in the Company’s accounting records and described accurately and in accordance with law.  Relevant policies should be followed for correct accounting practices and recording for all transactions, including any payments made to government entities or officials, government owned or controlled enterprises, political parties or charitable foundations.  Recording any transaction in a way that would conceal its true nature is a violation of this policy and may carry both civil and criminal consequences.

II.           PENALTIES

Violations of anticorruption laws can result in severe criminal and/or civil penalties for both the Company and the individuals involved.  In addition there may be collateral consequences for violating these laws that can impact the Company’s or an individual’s reputation as well as the ability to obtain licensing and continue to do business in a given country, region or market.

The failure to comply with the Anticorruption Policy will be grounds for disciplinary actions up to and including termination. Designated personnel and agents will be asked to certify annually that they have reviewed, have complied with, and will in the future comply with this policy.

III.           PREVENTION AND COMPLIANCE

To assure that the Company and its employees are in compliance with this policy, the following steps may be undertaken:

1.
At the start of employment, and annually thereafter, each Company employee shall receive and acknowledge receipt of the Anticorruption Policy, as part of the general Code of Ethics Acknowledgement and Certification.

2.
To the extent necessary in the determination of the Chief Compliance Officer, the Company will implement a system of periodic reviews of compliance with the Anticorruption Policy and related policies.  The reviewers, whether from within or outside of the Company, shall be given all resources and access necessary to do their work in a complete and thorough manner.

3.
The Anticorruption Policy and the Company’s anticorruption compliance procedures shall be monitored and reviewed and updated from time to time in light of changes in the Company’s business activities and changes in the applicable legal standards.

4.
To the extent necessary in the determination of the Chief Compliance Officer, but generally not less frequent than annually, the Company will provide training on the Anticorruption Policy and the Company’s anticorruption procedures to Company employees.

IV.           REPORTING OF VIOLATIONS

Every Company employee must report any facts or circumstances that suggest a past or ongoing violation of any of the requirements of this policy.  A Company employee shall immediately bring the matter to the attention of the Chief Compliance Officer.  To be clear, an employee whom is aware of a violation but does not report such violation has themselves committed an “action in violation” of the policy.

No employee will suffer any negative job consequences for such a report made in good faith. The Company absolutely forbids retaliation against any employee for reporting violations of Company policies, local anticorruption laws or any other applicable laws.

Similarly, all managers and supervisory personnel are expected to monitor continued compliance with the Anticorruption Policy and applicable local law and policies to ensure that compliance reviews are routinely conducted, and to maintain current, adequate controls that meet the highest moral, ethical and professional standards of the Company.

Any action in violation of the Anticorruption Policy is prohibited and may result in discipline, up to and including termination of employment.  Any question or uncertainty regarding compliance with this policy should immediately be brought to the attention of the Chief Compliance Officer or the General Counsel.

EXHIBIT G

ANTICORRUPTION DUE DILIGENCE PROCEDURES

Meeting our obligations under the anticorruption policies of K2 and its overseas subsidiaries (collectively, the “Company”), as well as under various local laws and regulations, requires that we know with whom we are doing business.  Involvement with people or companies that do not follow the law or ethical practices can create significant legal and business problems for us as individuals and as representatives of the Company.  While no amount of effort can entirely avoid problems, “due diligence” efforts can reduce our risk of involvement in undesirable situations.

These procedures describe steps you should take to verify the legitimacy of various third parties with whom we do business (other than customers and the fund managers with whom we invest).  These procedures should supplement any existing due diligence guidelines for doing business with third parties. While law firms are generally excluded from the definition of “third party,” they are still prohibited from providing or offering to provide any payments or anything of value to a Government Official, for or on behalf of the Company, for the purpose of obtaining or retaining business or securing an improper advantage.

The amount of due diligence conducted must be sufficient to verify that the third party does not present heightened legal, regulatory or reputational risk for the Company.

Potential warning signs or “red flags” that may indicate a third party presents such heightened risk and, thus, may require more extensive background or due diligence checks, include but are not limited to:

o	A request for unusual payment arrangements, which includes:
▪	payments in cash;
▪	payments to banks or entities in countries where there is no apparent legitimate nexus between the country and the third party’s business;
▪	payments to unrelated third parties;
▪	payments to be split and sent to separate accounts;
▪	payments made through means designed to hide the origin or ownership of the payment or the payment’s true destination; and
▪	payments in an amount substantially higher than the market rate for comparable services;

o
The third party lacks appropriate facilities, experience, capital, business capability, personnel and/or resources to perform requested services, suggesting that compensation will be paid for the performance of other than tangible work;

o	The third party refuses to agree to audits of their books and records in relation to the business with the Company;
o	The third party has family or business ties with a Government Official;
o	The government requests that the third party be involved in the business with the government;

o
There is a reason to believe that a government or a non-U.S. Government Official (as defined in Section 5.1 of the Code of Ethics) (or the family member or close personal associate of a non-U.S. Government Official) has a significant financial interest in the third party;

o
The third party’s personnel are expected to have contact with officials or employees of the government or of government-owned enterprises including, for example,  sovereign wealth funds or government pension schemes in connection with performing the contemplated services;

o	The third party has a negative ethical reputation;
o	News accounts of payoffs, bribes, or kickbacks in the country where the business relationship with the third party is established or where the third party is located;
o	Deals or transactions involving an industry with a history of anti-bribery violations; and
o	Information suggests that the third party or its officials might be involved in corruption or other illegal activities
o
Pricing of the goods or services for the proposed arrangement is inconsistent with prevailing market rates; any transaction or request which might be deemed a quid pro quo.  For example, a portfolio manager’s request to make a personal investment or for K2 to hire or provide an internship for a relative or friend, in each case as a condition to agreeing to such entity’s investment in a K2 portfolio.

o	Any other reason exists to suspect that the proposed arrangement may be improper.

The above list is not exhaustive, nor is the presence of any one factor determinative.
Common sense and sound business judgment are essential for identifying activity which might constitute a potential violation of anti-corruption laws.  Employees should consult with the General Counsel or the Chief Compliance Officer (or their respective designee) in the event they encounter any of the above-referenced indicators or other activity which might constitute a violation of anti-corruption laws.

For certain third parties, the factors above should be considered but further review of information relating to the third party need not be reviewed where (a) you have conducted a due diligence review of the company within the past three years under these procedures; or (b) the General Counsel or Chief Compliance Officer determines that such a review is not necessary.

After consultation with the General Counsel or Chief Compliance Officer (or their respective designee) you may decide further due diligence is necessary (such as, for example, a background check on the third party).

In some cases, this further work may lead to satisfactory answers to the questions that arose.  In other cases, additional work may confirm suspicions about the appropriateness of doing business with the third party.  If, after the initial review is completed, further investigation is necessary, the General Counsel (or his designee) or the Chief Compliance Officer may contact outside counsel for further advice.

In any case where the General Counsel or Chief Compliance Officer or you are not entirely comfortable that the proposed relationship meets the Company’s standards of integrity and other policies, you should contact the General Counsel or senior management, as the case may be.

To the extent the Company determines to enter into a business relationship with a third party, the employee(s) responsible for establishing the relationship must contact the General Counsel (or his/her designee) before executing any agreements with a third party.  The employee(s) and counsel must include appropriate terms and conditions (including appropriate termination provisions) in the relevant contractual agreements that are designed to minimize anti-corruption risks and liabilities.  Reasonable efforts must be taken to ensure that any significant corruption or internal controls risks identified by virtue of the previously conducted due diligence on the third party have been minimized as much as possible or eliminated.  This Policy recognizes that the appropriate level of documentary protection to be incorporated into the contractual agreements can only be determined on a case by case analysis and will depend on the facts, circumstances and nature of the business relationship.

When negotiating agreements with a third party, employees must be alert to indicators of potential violations of anti-corruption laws.  These include, but are not limited to, any refusal by a third party to include requested provisions in an agreement and/or to confirm past and future compliance with applicable anti-corruption laws and regulations.  Employees should consult with the General Counsel or the Chief Compliance Officer (or their respective designees) in the event they learn of, or are aware of, these or other unusual or suspicious requests when negotiating agreements.

Record Retention

To the extent the results of any due diligence review are documented, such records should be maintained and readily available, even after the end of the relationship.  This material should be retained in accordance with the Company’s document retention requirements.

Questions

If you have questions about this policy, or how to apply it in any particular situation, please contact the Company’s General Counsel or Chief Compliance Officer.

EXHIBIT H

ANTICORRUPTION POLICY ACKNOWLEDGEMENT

K2 Advisors, L.L.C., K2/D&S Management Co., L.L.C. and their overseas subsidiaries (collectively, the “Company”) are committed to maintaining the highest ethical standards and business practices.  Accordingly, the Company provides this overview of its Anticorruption Policy to ensure that its consultants, agents, and other intermediaries that may act on its behalf (“Representatives”) understand and commit to comply with that policy.  You must read and acknowledge your understanding of and intent to comply with the Company’s Anticorruption Policy by executing the Acknowledgement below in order to do business with the Company.

I.           Anticorruption Policy

The laws of many countries prohibit providing anything of value to third parties in order to obtain or retain business or to gain any other improper advantage.  This includes payments made both directly and those made indirectly through an intermediary or other third party.

To that end, the Company’s Anticorruption Policy prohibits the offer, payment and receipt of any bribe, kickback, or other inducement designed to influence sales or obtain favorable business arrangements or other improper advantage.

II.           The Company’s Requirements for Anticorruption Compliance

The Company expects that its Representatives will consult with the Company if there is any uncertainty about the application of the Company’s Anticorruption Policy to a particular situation.  In order to ensure that the Company does not violate the applicable laws, the Company expects that its Representatives will comply with the following procedures:

1.           Interactions with Third Parties.  It is the Company’s policy that all interactions with all third parties be completely lawful.  If a third party attempts to obtain money, goods or other things of value from the Company or its Representatives by the wrongful use of the third party’s position or as a condition to perform certain duties the third party is normally required to perform, the Company expects that you will promptly report such attempt or request to the Company’s Chief Compliance Officer before taking any action.

2.           General Prohibition on Bribery.  The Company expects that its Representatives shall not directly or indirectly offer, give or promise to pay money, gifts or anything of value to, or for the benefit of, any third party for the purpose of obtaining or retaining business or otherwise securing an improper advantage (such as favorable tax, zoning, permitting, or land use decisions) unless such payments are required by local law and specifically authorized and made by the Company pursuant to the Company’s Anticorruption Policy.

3.           Facilitating Payments Prohibited.  In certain countries, it may be customary to make small “facilitating payments” to lower-level government employees to ensure that they perform routine, ministerial duties in a prompt manner.  The Company prohibits such facilitating payments in connection with their provision of services to the Company.

4.           Reasonable and Bona Fide Promotional and Contract-Related Expenses.  The Company expects that its Representatives will not pay or promise to pay travel and lodging expenses incurred by or on behalf of a third party, and that any such expenses will only be paid by the Company directly.  Generally, the Company will only pay reasonable travel and lodging expenses incurred by a third party when those expenses are directly related to: (a) the promotion, demonstration, or explanation of the Company’s products or services, or (b) the execution or performance of a contract between the Company and an entity outside the United States.

5.           Gifts.  The Company’s Representatives should discuss with the Company’s Chief Compliance Officer any gifts or entertainment offered or given to a third party that could be viewed as (i) lavish or excessive in value; (ii) inconsistent with local law, custom and practice; or (iii) potentially construed or perceived to be a bribe, payoff or attempt to obtain an improper advantage.  The Company’s Representatives should also give enhanced scrutiny to any transaction which might be deemed a quid pro quo.  For example, a portfolio manager’s request to make a personal investment or for K2 to hire or provide an internship for a relative or friend, in each case as a condition to agreeing to such entity’s investment in a K2 portfolio.

6.           Disciplinary Action; Cooperation with Authorities.  In addition to other rights and remedies that may exist at law or in equity, the Company (i) may seek to terminate its business relationship with any Representative that violates any aspect of the Company’s Anticorruption Policy, (ii) may institute legal action against the involved Representative or individuals for recovery of any Company money or other assets impermissibly spent or received in violation of the Company’s Anticorruption Policy, and (iii) may report such entities or individuals to appropriate law enforcement authorities.

7.           Compliance with Local Laws.  The Company’s Representatives are expected to comply with any and all laws, rules and regulations applicable in the jurisdictions in which they are conducting business for or on behalf of the Company.

8.           Reporting.  The Company’s Representatives are expected to report any facts or circumstances that suggest a past or ongoing violation of the Anticorruption Policy, or any of the requirements of the policy, to the attention of the Company’s Chief Compliance Officer.